Exhibit 99.1

Rimage Reports Strong Fourth Quarter Sales and Earnings

Minneapolis, MN—February 17, 2004—Rimage Corporation (Nasdaq: RIMG) today reported record revenues of $15,671,000 for the fourth quarter of 2003 ended December 31, an increase of 32% from $11,830,000 in the year-earlier period. Net income came to $2,465,000 or $0.25 per diluted share, up 49% from $1,650,000 or $0.17 per diluted share in the fourth quarter of 2002. Both revenues and earnings exceeded the previously-issued financial guidance for this period.

For full-year 2003, revenues rose 15% to a record $53,797,000, from $46,581,000 in 2002. Net income for 2003 was $7,666,000 or $0.79 per diluted share, an increase of 19% from $6,464,000 or $0.68 per diluted share in 2002.

Bernard P. (Bernie) Aldrich, president and chief executive officer, commented: “Rimage’s strong operating results in the fourth quarter of 2003 were generated by a balanced sales performance. Our targeted business markets accounted for over 80% of total revenues for this period. We are particularly encouraged by steadily expanding sales into the medical imaging market and the continuing progress and increasing opportunities within the photo market. In addition, our European operation reported another quarter of strong operating results.”

Aldrich continued: “Our success throughout the past year reflects the steadily growing acceptance of recordable CD/DVD technology as an important information management tool by the business markets that we serve around the world. We are capitalizing upon this technological trend by offering complete, fully integrated CD/DVD publishing solutions, by reaching a global customer base through our growing distribution system, and by providing worldwide customer service and support. We believe no other company can match these capabilities, which makes us optimistic about Rimage’s future in 2004.”

Fourth Quarter/Full-Year 2003 Highlights

•	Rimage increased its penetration of its targeted markets — digital photography, medical imaging, financial institutions, business offices and government—which accounted for 82% of total sales in the fourth quarter and 77% for the year. Medical imaging was Rimage’s fastest growing market throughout 2003 as growing numbers of healthcare facilities retrofitted CT, MRI and related imaging equipment with Rimage publishing systems, enabling these devices to output patient data on CD/DVD media as well as conventional analog film.

•	Paced by the strength of Rimage’s European operation, international sales increased 28% in the fourth quarter and 27% for the full year. As a percentage of total revenues, international sales accounted for 45% of fourth quarter revenues (versus 47% in the year-earlier period) and 42% for the year (compared to 39% in 2002). Currency effects increased worldwide sales by 7% in the fourth quarter and 6% for the full year.

•	Recurring revenues, including sales of maintenance contracts, printer ribbons and cartridges, parts and CD/DVD media, increased 51% in the fourth quarter and 34% for the year. These revenues accounted for 30% of total sales in the fourth quarter (versus 27% in the year-earlier period) and 30% of total sales for the full year (compared to 26% in 2002). The ongoing growth of recurring revenues, which provides a degree of stability and predictability to Rimage’s revenue stream, reflects continued expansion of Rimage’s worldwide installed base of CD/DVD publishing systems.

•	Rimage strengthened its global distribution channel in 2003 by adding 52 value-added distributors (VARs), which increased its worldwide total to 256. Most of these new VARs are vertically integrated, serving one of Rimage’s targeted markets with specialized digital data management solutions.

•	Cash and short-term investments totaled $48,597,000 at December 31, 2003, an increase of over $12 million from $36,337,000 at the end of 2002. Shareholders’ equity came to $52,058,000 at year-end 2003, up from $42,157,000 at the same time a year ago.

For the first quarter of 2004 ending March 31, Rimage is forecasting earnings of $0.16 to $0.18 per diluted share on revenues of $12.5 million to $13.5 million. Rimage reported earnings of $0.16 per diluted share on revenues of $11,544,000 in the first quarter of 2003.

About Rimage
Rimage  Corporation is the world’s leading provider of recordable CD and DVD publishing systems, which are used by businesses to produce discs with customized digital content on an on-demand basis. Rimage’s publishing systems, which span the range from high to low CD/DVD production volumes, integrate robotics, software and surface label printers into a complete publishing solution. Rimage is focusing its CD/DVD publishing solutions on a set of vertical markets with special needs for customized, on-demand digital information: digital photography, medical imaging, financial institutions, business offices, and government.

Statements regarding Rimage’s anticipated performance in 2004 are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the computer peripherals market, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

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For additional information, contact:
Bernard P. (Bernie) Aldrich, CEO	Richard G. Cinquina
Robert M. Wolf, CFO	Equity Market Partners
Rimage Corporation	800/522-1744 or 612/338-0810
952/944-8144

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RIMAGE CORPORATION
Selected Consolidated Financial Information
(In thousands except per share data)
(Unaudited)

Consolidated Statement of Operations Information:

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Revenues	$15,671	$11,830	$53,797	$46,581
Cost of Revenues	8,023	6,237	27,399	23,986
Gross Profit	7,649	5,593	26,398	22,595
Operating Expenses:
Research and Development	1,123	860	3,765	3,602
Selling, General and Administrative	2,821	2,270	11,076	9,574
Total Operating Expenses	3,945	3,130	14,841	13,176
Operating Income	3,704	2,463	11,557	9,419
Other Income, Net	178	135	515	760
Income Before Income Taxes	3,882	2,598	12,072	10,179
Income Tax Expense	1,417	948	4,406	3,715
Net Income	2,465	1,650	7,666	6,464
Net Income Per Basic Share	$.27	$.19	$.86	$.74
Net Income Per Diluted Share	$.25	$.17	$.79	$.68
Basic Weighted Average
Shares Outstanding	9,105	8,716	8,931	8,703
Diluted Weighted Average
Shares Outstanding	9,950	9,502	9,743	9,497

Consolidated Balance Sheet Information:

	Balance as of
	December 31, 2003	December 31, 2002
	(Unaudited)
Cash and Marketable Securities	$48,597	$36,337
Accounts Receivable	6,243	6,644
Inventories	3,334	3,042
Total Current Assets	59,849	47,337
Property and Equipment, Net	1,137	1,314
Total Assets	61,024	48,709
Current Liabilities	8,966	6,552
Stockholders’ Equity	52,058	42,157

Conference Call and Replay

Rimage Corporation will review its first quarter operating results in a conference call at 4:30 PM Eastern today. Investors can listen to the conference call at www.rimage.com. Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference call will be available through February 24 by dialing 1-303-590-3000 and providing the 568747 confirmation code.